Exhibit 10.3

THE WALT DISNEY COMPANY

Restricted Stock Unit Award Agreement (Bonus-Related)

This AWARD AGREEMENT (the “Agreement”) is between                      (“Participant”) and The Walt Disney Company (“Disney”), in connection with the Restricted Stock Unit award granted to Participant on                     , by the Compensation Committee of the Board of Directors (the “Committee”) of Disney pursuant to the terms of the 2002 Executive Performance Plan (the “Plan”) and the Amended and Restated [1995][2005] Stock Incentive Plan (the “Stock Plan”). (The Plan and the Stock Plan are collectively referred to herein as the “Plans.”) The applicable terms of the Plans are incorporated herein by reference, including the definitions of terms contained in the Plans.

Section 1. Restricted Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award of                      “Restricted Stock Units.” These Restricted Stock Units represent [a portion] [all] of the annual bonus awarded to Participant for fiscal year              pursuant to Section 4 of the Plan. The Restricted Stock Units are notional units of measurement denominated in shares of Common Stock (i.e., one Restricted Stock Unit is equivalent in value to one share of Common Stock, subject to the terms hereof). The Restricted Stock Units represent an unfunded, unsecured deferred compensation obligation of Disney.

Section 2. Vesting Date(s). This Award [shall vest in one installment] [is subdivided into “Installment 1” and [add remaining number of installments], each of which constitutes          % of this Award]. The date [dates] of vesting of this Award ([“Vesting Date”] [“Vesting Dates”]) shall be the earlier of:

(i) [                                 [add scheduled vesting date for all Restricted Stock Units subject to this Award]] [                                    , in the case of Installment 1, or                                     , in the case of Installment 2, [additional installment dates, if any]], and

(ii) the date of any termination for any reason (other than a termination for Good Cause (as hereinafter defined)) of the Participant’s employment with Disney (or an Affiliate).

All Restricted Stock Units as to which the vesting requirement of this Section 2 have been satisfied shall be payable in accordance with Section 4 hereof. In the event of a termination for Good Cause, the remaining unvested portion of this Award shall be immediately forfeited. The term “ for Good Cause” shall mean, in the case of any Participant subject to an employment agreement with Disney (or an Affiliate), any termination of employment permitted to be effected by Disney as a result of an event, circumstance or cause defined as “good cause” or “cause” in such employment agreement or, if no such definition appears in such employment agreement, any termination permitted to be effected by Disney (or an Affiliate) as a consequence of the failure of the Participant to comply with any provision of such employment agreement, and in the case of a Participant who is not subject to an employment agreement with Disney (or an Affiliate), the term “good cause” or “cause” shall have such meaning as is ascribed to it by the courts of the state in which the Participant is employed.

Section 3. Dividend Equivalents. Any dividend paid in cash on shares of the Common Stock of Disney will be credited to the Participant as additional Restricted Stock Units as if the Restricted Stock Units previously held by the Participant were outstanding shares of Common Stock of Disney, as follows: Such credit shall be made in whole and/or fractional Restricted Stock Units and shall be, based on the fair market value (as defined in the Plan) of the shares of Common Stock of Disney on the date of payment of any such dividend. All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the previously held Restricted Stock Units in respect of which they were credited and shall be payable in accordance with Section 4 hereof.

Section 4. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days following the satisfaction of the vesting requirement under Section 2 hereof for each respective Vesting Date. The Restricted Stock Units shall be paid in cash or in shares of Common Stock (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable minimum statutory withholding taxes as determined by Disney.

Section 5. Restrictions on Transfer. Neither this Restricted Stock Unit Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the units as provided herein.

Section 6. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until this Award is paid in shares of Common Stock.

Section 7. Award Subject to the Plans. This Award is subject to the terms of the Plans. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plans, the Plans will govern and prevail. The Restricted Stock Units constitute “phantom stock” for purposes of the Stock Plan.

Section 8. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Stock Plan relating to adjustments for changes in corporate capitalization.

Section 9. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

Section 10. Prior Bonus-Related Restricted Stock Unit Awards. Disney and the Participant agree that the provisions of Sections 2 and 4 hereof shall be fully applicable to any Restricted Stock Unit Award Agreement(s) (Bonus-Related) previously granted to Participant by Disney (a “Previous Award”) and supersede the provisions of Sections 2, 3 and 5 of any such Previous Award in their entirety, provided, however, that, notwithstanding the foregoing, when the provisions of Section 2 of this Award Agreement are applied to any Previous Award, such provisions shall be first deemed modified, solely for the purpose of applying them to the Previous Award, (a) by substituting the specific date or dates set forth in Section 2 of the Previous Award for the date or dates set forth in clause (i) of Section 2 hereof (b) by deeming the number of installment(s) applicable to the deemed modified provisions of Section 2 to be the same as the number of specific date(s) identified as a Vesting Date in Section 2 of the Previous Award and (c) by deeming the number of Restricted Stock Units to which the first date in such Previous Award relates to be “Installment 1” and the number of Restricted Stock Units to which the second such date relates to be “Installment 2,” and so forth.

Section 11. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

THE WALT DISNEY COMPANY	PARTICIPANT

By:	By:
(Signature of Participant)

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